                                                                Exhibit 99.1

                           [LETTERHEAD OF ACCORDIA]


                ACORDIA ANNOUNCES FOURTH QUARTER EARNINGS AND
                          INITIATES STRATEGIC REVIEW

FOR IMMEDIATE RELEASE--February 6, 1997

INDIANAPOLIS--Today Acordia, Inc. (NYSE: ACO) reported financial results for the fourth quarter and year ended December 31, 1996.

In the fourth quarter of 1996, revenues increased 13 percent to $170,951,000 compared to $151,934,000 for the fourth quarter in 1995. Operating income increased 8 percent to $23,901,000 compared to $22,157,000 in the fourth quarter of 1995. Net income increased 19 percent to $8,870,000 ($0.64 per share) from $7,443,000 ($0.52 per share) in the same period in 1995. Results for the fourth quarter of 1996 include a gain, net of taxes, of $799,000 ($0.06 per share) related to the sale of assets.

For the year ended December 31, 1996, revenues increased 19 percent to $660,950,000 compared to $555,064,000 in 1995. Operating income increased 17 percent to $87,928,000 compared to $75,400,000 for the same period last year. Net income increased 27 percent to $29,888,000 ($2.09 per share) from $23,582,000 ($1.64 per share) in 1995. Results for the year include gains, net of taxes, of $1,527,000 ($0.11 per share) related to the sale of assets.

Acordia reported that its health-related operations, which primarily result from its strategic relationship with Anthem Insurance Companies, Inc., its majority stockholder, contributed revenues of $326,000,000 for the year ended December 31, 1996. When compared to 1995, the health-related operations revenues increased 20 percent, primarily due to Anthem's merger with Community Mutual and the assumption of the administration operation for Anthem's Indiana HMO.

The brokerage operations total revenues for the year ended December 31, 1996 were $335,000,000, an 18 percent increase over 1995.

Frank C. Witthun, President and Chief Executive Officer of Acordia stated, "The driver for growth in our health-related operations has been our work for Anthem. We are currently projecting that revenues from Acordia's health-related operations will be flat to slightly down when compared to 1996. However, we do not anticipate a material effect on Acordia's operating profit derived from those operations." With regards to the brokerage operations, Witthun stated, "We are very pleased with our results from the brokerage operations. While the overall market continues to be intensely competitive, our focus on the middle market is proving to be successful."

The Board of Directors of Acordia also announced that its review of the 1997 business plan has led to a decision to undertake a strategic review to assess the changes occurring in the health care industry and the potential implication of those changes on Acordia's relationship with Anthem. Acordia's Board has been informed by Anthem that Anthem is similarly undertaking its own strategic review, which includes an analysis of its business relationship with and investment in Acordia. Anthem further informed Acordia that Anthem has retained Credit Suisse First Boston to assist Anthem in this analysis.

The Acordia Board has created a special committee made up of all of the independent members of the Board who are unaffiliated with Anthem or Acordia management to evaluate any proposals made by or involving Anthem. The special committee has been empowered to retain such financial or other advisors as are necessary to assist it in that responsibility. John C. Crane, Chairman of Acordia's Audit and Finance Committee, will chair the special committee. Acordia, through the special committee and management, has agreed to cooperate with Anthem and its advisors.

Anthem has informed Acordia that no decision has as yet been made by Anthem as to what, if any, changes it believes should be made with respect to its business relationship with and investment in Acordia. As part of the reevaluation process, Credit Suisse First Boston has been asked to explore the possible sale of Acordia's property and casualty brokerage business and the possible reorganization of Acordia's health business.

In commenting upon Anthem's strategic evaluation, L. Ben Lytle, President and Chief Executive Officer of Anthem, stated, "Acordia and Anthem have been looking at ways to reduce the administrative and marketing expense portion of the total health care premium dollar in light of the intense competition and changes occurring in the health care industry. Anthem has also been redefining its strategic direction to focus on its health care mission, in line with its assessment of the opportunities presented by the changing dynamics of the industry, and has been divesting its interests in other lines of business. In this context, Anthem has undertaken a strategic review, which includes an analysis of its relationship with Acordia. We are extremely proud of the brokerage business which Acordia has built. Historically, it has financially outperformed its competitors. However, we have determined, preliminarily, that the property and casualty brokerage business and the structure of the current business relationship between Anthem and Acordia may no longer be consistent with Anthem's mission. Therefore, we believe that in light of the brokerage industry consolidation that now may be an opportune time to capitalize on the value of Acordia's brokerage business."

Frank C. Witthun also stated, "Acordia is well aware of intensifying competitive pressures in the health care industry and of Anthem's need to reduce the administrative and marketing cost associated with its health care business. Because approximately 44 percent of Acordia's 1996 revenues were derived from the sale and servicing of Anthem life and health insurance products, it is inevitable that industry forces affecting Anthem will also impact Acordia. We are working closely with Anthem so that each company may develop a plan which accomplishes each of our strategic objectives and delivers shareholder value."

Acordia, the seventh largest insurance brokerage firm in the United States and the world, is a nationwide network of companies that provide insurance broking, managed health care and consulting services. Anthem is an Indianapolis-based mutual insurance company and leading provider of health insurance and managed health care services in Indiana, Kentucky and Ohio, and has pending merger agreements covering the Blue Cross and Blue Shield Plans in New Jersey, Delaware and Connecticut.

Certain statements herein are not historical facts and are forward looking. Such statements involve a number of risks and uncertainties. While the statements represent Acordia's current judgment as to the near term future of its business, such risks and uncertainties could cause actual results to differ materially from the above statements. Factors which could cause actual results to differ are set forth in Acordia's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996.

###



MEDIA Inquiries:                                  INVESTOR RELATIONS Inquiries:

Don Stengele                                      Keith A. Maib
317-488-6255                                      Executive Vice President
                                                  Chief Financial Officer
                                                  317-488-6561

                                 ACORDIA, INC.
                       CONSOLIDATED STATEMENTS OF INCOME
                 (dollars in thousands, except per share data)


                                                            Year ended December 31
                                                        1996         1995         1994
                                                      --------     --------     --------
Revenues:
    Commissions and fees                             $650,794     $545,626     $404,737
    Investment income                                   6,636        6,346        4,669
    Net realized investment gains                         267          966          990
    Other                                               3,253        2,126        1,807
                                                     --------     --------     --------
Total revenues                                        660,950      555,064      412,203

Operating Expenses:
    Employee compensation and benefits                361,514      296,046      215,286
    Other                                             211,508      183,618      124,656
                                                     --------     --------     --------
                                                      573,022      479,664      339,942
                                                     --------     --------     --------
Operating income                                       87,928       75,400       72,261

Other Income (Expense):
    Interest expense                                  (10,399)      (8,517)      (3,328)
    Amortization of goodwill and other intangibles    (25,711)     (23,216)     (17,758)
    Gain on sale of assets                              2,789          --            --
                                                     --------     --------     --------
Income before income taxes                             54,607       43,667       51,175
Income taxes                                           24,719       20,085       22,389
                                                     --------     --------     --------
Net income                                           $ 29,888     $ 23,582     $ 28,786
                                                     ========     ========     ========
Earnings per share                                      $2.09       $1.64         $2.04
                                                     ========     ========     ========
Weighted average shares outstanding                14,323,555   14,378,596   14,140,011